Exhibit 4.3

LINCOLN NATIONAL CORPORATION
2020 INCENTIVE COMPENSATION PLAN

1.           Purpose.  The purpose of the Lincoln National Corporation 2020 Incentive Compensation Plan (the “Plan”) is to assist Lincoln National Corporation, an Indiana corporation (the “Corporation”), and its Subsidiaries (as defined below) in attracting, retaining, and rewarding high-quality executives, employees, non-employee directors and other persons who provide services to the Corporation and/or its Subsidiaries, enabling such persons to acquire or increase a proprietary interest in the Corporation to strengthen the mutuality of interests between such persons and the Corporation’s shareholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value.

2.           Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in other Sections:

(a)          “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Corporation.

(b)          “Annual Incentive Award” means a conditional right granted to a Participant under Section 8(c) to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified fiscal year of the Corporation.

(c)          “Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may, at the applicable time, be the principal market for the Stock.

(d)          “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Deferred Stock Unit, Stock granted as a bonus or in lieu of another award, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest granted to a Participant under the Plan.

(e)          “Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

(f)          “Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee or its designee to receive the benefits specified under the Plan upon such Participant’s death, or to which Awards or other rights are transferred, if and to the extent permitted under Section 10(b).  If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term “Beneficiary” means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(g)          “Board” means the Corporation’s Board of Directors or any committee of the Board acting on delegated authority.

(h)          “Change of Control” shall have the same meaning ascribed to such term in the Severance Benefit Plan on the date immediately preceding the Change of Control.

(i)          “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder, and successor provisions and regulations thereto, and other relevant interpretive guidance issued by the Internal Revenue Service or the U.S. Treasury Department.  Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(j)          “Committee” means, at any date, each of those members of the Compensation Committee of the Board who shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required for exemptions under Rule 16b-3 to apply to transactions under the Plan.  Unless otherwise designated by the Board, the Committee shall include not fewer than three (3) members.  If fewer than three (3) members of the Committee are eligible to serve thereon, the Board may appoint one or more of its other members who are otherwise eligible to serve on the Committee until such time as three (3) members of the Committee are eligible to serve.

(k)          “Corporate Transaction” has the meaning set forth in Section 10(c).

(l)          “Date of Grant” means (i) the date on which the Committee by resolution selects an Eligible Person to receive a grant of an Award and determines the number of Shares, or the formula for earning a number of Shares, to be subject to such Award or the cash amount subject to such Award, and other material terms of the Award, or (ii) such later date as the Committee shall provide in such resolution.

(m)         “Deferred Compensation Plan” has the meaning set forth in Section 6(f).

(n)          “Deferred Stock Unit” means a right, granted to a Participant under Section 6(f), to receive Stock, a cash payment measured based on the Fair Market Value of Stock, or a combination thereof, at the end of a specified deferral period.

(o)         “Disaffiliation” means a Subsidiary’s or an Affiliate’s ceasing to be a Subsidiary or an Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Corporation, of the stock of the Subsidiary or Affiliate), or a sale of a division of the Corporation and its Affiliates.

(p)         “Eligible Person” means the Executive Officers, other officers, employees, non-employee directors, agents, brokers, and consultants of the Corporation or any of its Subsidiaries or Affiliates.  An employee on leave of absence may be considered as still in the employ of the Corporation or a Subsidiary for purposes of eligibility for participation in the Plan.

(q)         “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder, and successor provisions and rules thereto.

(r)           “Executive Officer” means an executive officer of the Corporation as defined under the Exchange Act.

(s)         “Fair Market Value” means the Fair Market Value of Stock, Awards, or other property as determined by the Committee or under procedures established by the Committee.  Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing price of a Share, as quoted on the composite transactions table on the Applicable Exchange, on the Date of Grant or if the Stock is not traded on the Applicable Exchange on such measurement date, then on the immediately preceding date on which Stock was traded on the Applicable Exchange.  If there is no regular public trading market for such Stock, the Fair Market Value of the Stock shall be determined by the Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Code section 409A and Code section 422(c)(1).

(t)          “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Code section 422 or any successor provision thereto.

(u)          “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock or other Awards at a specified price during specified time periods.

(v)          “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(w)         “Participant” means an Eligible Person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(x)          “Performance Award” means a right, granted to a Participant under Section 8, to receive Awards based upon performance criteria specified by the Committee.

(y)          “Preexisting Plan” means the Lincoln National Corporation 2009 Amended and Restated Incentive Compensation Plan and the Lincoln National Corporation 2014 Incentive Compensation Plan.

(z)          “Restricted Stock” means Stock, granted to a Participant under Section 6(d), that is subject to certain restrictions and to a risk of forfeiture.

(aa)        “Restricted Stock Unit” means a right, granted to a Participant under Section 6(e), to receive Stock, subject to certain restrictions and to a risk of forfeiture.

(bb)        “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, or any similar law or regulation that may be a successor thereto.

(cc)        “Severance Benefit Plan” means the Lincoln National Corporation Executives’ Severance Benefit Plan, as it may be amended from time to time.

(dd)        “Share” means a share of Stock.

(ee)        “Stock” means the Corporation’s common stock and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 10(c).

(ff)         “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(c).

(gg)      “Subsidiary” means any corporation, partnership, joint venture, limited liability company, or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Corporation or any successor to the Corporation.

(hh)      “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Corporation and any of its Subsidiaries or Affiliates.  Unless otherwise determined by the Committee, (i) if a Participant’s employment with the Corporation and its Affiliates terminates, but such Participant continues to provide services to the Corporation and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Employment and (ii) a Participant employed by, or performing services for, a Subsidiary or an Affiliate, or a division of the Corporation and its Affiliates, shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for the Corporation or another Subsidiary or Affiliate.  Temporary absences from employment because of illness, vacation or leave of absence, and transfers among the Corporation and its Subsidiaries and Affiliates, shall not be considered Terminations of Employment.  Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Code section 409A, a Participant shall not be considered to have experienced a Termination of Employment, unless the Participant has experienced a “separation from service” within the meaning of Code section 409A (a “Separation from Service”).

3.            Administration.

(a)         Authority of the Committee.  The Plan shall be administered by the Committee.  The Committee shall have full and final authority, in each case, subject to and consistent with the provisions of the Plan, to interpret the provisions of the Plan, select Eligible Persons to become Participants, grant Awards, determine the type, number, and other terms and conditions of, and all other matters relating to, Awards, prescribe the terms of Award Agreements, adopt, amend, and rescind rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements, and correct defects, supply omissions or reconcile inconsistencies therein, establish any administrative “blackout” period with respect to Awards that the Committee, in its sole discretion deems necessary or advisable, and make all other decisions and determinations as the Committee may deem necessary or advisable, for the administration of the Plan; in each case, the determinations of the Committee need not be identical for each Participant.  Subject to applicable law, including the requirements of Section 16 of the Exchange Act, any authority granted to the Committee may be exercised by the full Board.  To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(b)          Manner of Exercise of Committee.  Any action of the Committee shall be final, conclusive and binding on all persons, including the Corporation, its Subsidiaries, Participants, Beneficiaries, transferees under Section 10(b), or other persons claiming rights from or through a Participant, and shareholders; provided, however, notwithstanding the foregoing, or the terms of any Award Agreement, following a Change of Control, any determination by the Committee as to whether “cause” or “good reason” (or any terms of similar meaning applicable to an Award) exists, shall be subject to de novo review by the court, arbitrator or other dispute resolution body, as applicable, in the event of a dispute.  The Committee shall exercise its authority only by a majority vote of its members at a meeting or, without a meeting, by a writing signed by all of its members.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  The Committee may delegate to officers or managers of the Corporation or any Subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, (i) to perform administrative functions, (ii) with respect to Participants not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine and (iii) with respect to Participants subject to Section 16 of the Exchange Act, to perform such other functions of the Committee as the Committee may determine to the extent performance of such functions will not result in the loss of an exemption under Rule 16b-3 otherwise available for transactions by such persons, in each case, to the extent permitted under applicable law.  The Committee may appoint officers and employees of the Corporation and its Subsidiaries, or other agents to assist it in administering the Plan.

(c)         Limitation of Liability.  The Committee and each member thereof shall be entitled, in good faith, to rely or act upon any report or other information furnished to it, him or her by any Executive Officer, other officer or employee of the Corporation or a Subsidiary, the Corporation’s independent auditors, consultants, or any other agents assisting in the administration of the Plan.  Members of the Committee, and any officer or employee of the Corporation or a Subsidiary acting at the direction or on behalf of the Committee, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

(d)        Terms and Conditions of Awards; Award Agreements.  The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be provided to the Participant receiving such Award upon, or as promptly as is reasonably practicable, following the grant of such Award; provided, however, the terms of a cash-based Award may, but are not required to, be set forth in an Award Agreement.  The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Corporation and/or the Participant receiving the Award, unless specifically so provided in the Award Agreement.  Award Agreements may be amended only in accordance with Section 11 or as otherwise permitted under the applicable Award Agreement.

(e)          Minimum Vesting Period.  Except for Awards granted with respect to a maximum of five percent (5%) of the Shares authorized in Section 4(a)(i) or Awards of Deferred Stock Units granted to non-employee directors of the Board, Award Agreements shall not designate a vesting period of less than one (1) year.

4.           Stock Subject to Plan.

(a)          Overall Number of Shares Available for Delivery.  Subject to adjustment as provided in Section 10(c), (i) the total number of Shares reserved and available for delivery in connection with Awards under the Plan shall be 5,200,000, and (ii) the total number of Shares with respect to which Stock Options intended to be ISOs may be granted under the Plan shall not exceed 2,000,000.

(b)          Application of Limitation to Grants of Awards.  No Award may be granted if the number of Shares to be delivered in connection with such Award exceeds the number of Shares remaining available under the Plan, minus the number of Shares issuable in settlement of or relating to then-outstanding Awards.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c)          Availability of Shares Not Delivered Under Awards.  Shares subject to an Award under the Plan that is cancelled, expired, forfeited, settled in cash or is terminated, or otherwise lapses without a delivery of Shares to the Participant, will again be available for Awards under the Plan.  If the exercise price of any Stock Option or Stock Appreciation Right and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares (either actually or through a signed document affirming the Participant’s ownership and delivery of such Shares) or withholding Shares relating to such Award, the gross number of Shares subject to the Award shall nonetheless be deemed to have been granted for purposes of Section 4(a)(i).

(d)          Per-Person Award Limitations.

(i)          In each fiscal year of the Corporation during any part of which the Plan is in effect, an Eligible Person (other than a non-employee director of the Corporation) may not be granted an Award under the Plan (taking into account any similar awards granted to such Eligible Person under the Preexisting Plan during such fiscal year) relating to more than 2,000,000 Shares, subject to adjustment as provided in Section 10(c), under each of the following separate provisions of the Plan:  Sections 6(b), 6(c), 6(d), 6(e), 6(f), 6(g), 6(h), 8(b) and 8(c).  In addition, the maximum cash amount that may be earned by an Eligible Person (other than a non-employee director of the Corporation) under (A) Section 8(c) of the Plan as an Annual Incentive Award or other annual Award payable in cash (currently or on a deferred basis) in respect of any fiscal year of the Corporation during any part of which the Plan is in effect shall be $8,000,000, and (B) Section 8(b) as a Performance Award or other Award payable in cash (currently or on a deferred basis) in respect of any individual performance period shall not exceed $8,000,000 in any twelve (12)-month period, in each case, with such limits under the Plan taking into account any similar awards granted to such Eligible Person under the Preexisting Plan during such fiscal year or twelve (12)-month period, as applicable.

(ii)        A Participant who is a non-employee director of the Corporation shall not receive total compensation for any fiscal year that exceeds $650,000.  For purposes hereof, total compensation is the sum of (A) the grant date fair value of any equity or equity-based Awards mandatorily granted to such non-employee director of the Corporation during such fiscal year, (B) the initial amount of any cash-denominated Awards mandatorily granted to such non-employee director during such fiscal year, and (C) the amount of cash fees payable to such non-employee director in respect of such service during any fiscal year, including any such cash fees that are voluntarily deferred by the non-employee directors.

5.           Eligibility.  Awards may be granted under the Plan only to Eligible Persons; provided, however, that ISOs may be granted only to employees of the Corporation and its Subsidiaries or parent corporation (within the meaning of Code section 424(e)).

6.           Specific Terms of Awards.

(a)          General.  Awards may be granted on the terms and conditions set forth in this Section 6.  In addition, the Committee may impose on any Award or the exercise thereof, at the Date of Grant or thereafter (subject to Section 11(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of Termination of Employment by the Participant, and terms permitting a Participant to make elections relating to his or her Award.  The Committee shall retain full power and discretion to accelerate, waive, or modify, at any time, any term or condition of an Award that is not mandatory under the Plan.  Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Indiana law, no consideration other than services may be required for the grant (but not the exercise) of any Award.  Any Award (other than Options and SARs) or the value of any Award that is made under this Plan may, subject to any requirements of applicable law or regulation, in the Committee’s or its designee’s sole discretion, be converted into Deferred Stock Units and treated as provided in Section 6(f).

(b)          Options.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)          Exercise Price.  The exercise price per Share purchasable under an Option shall be determined by the Committee; provided that such exercise price shall be not less than the Fair Market Value of a Share on the Date of Grant of such Option.

(ii)         Time and Method of Exercise.  The Committee shall determine, at the Date of Grant or thereafter, (A) the time or times at which, or the circumstances under which, an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), (B) the methods by which such exercise price may be paid or deemed to be paid, (C) the form of such payment, including, without limitation, cash, Stock, other Awards, or awards granted under other plans of the Corporation or any Subsidiary, and (D) the methods by, or forms in which Stock will be delivered or deemed to be delivered, to Participants.

(iii)        ISOs.  The terms of any Option intended to be treated as an ISO granted under the Plan shall comply in all respects with the provisions of Code section 422.

(c)          Stock Appreciation Rights.  The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)          Exercise Price.  The exercise price per Share purchasable under a SAR shall be determined by the Committee; provided that such exercise price shall be not less than the Fair Market Value of a Share on the Date of Grant of such SAR.

(ii)         Right to Payment.  A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, a cash payment or Shares with a Fair Market Value as of the date of exercise equal to the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the exercise price of the SAR as determined by the Committee.  The applicable Award Agreement shall specify whether such payment is to be made in cash or Shares or both, or shall reserve to the Committee or the Participant the right to make that determination before or upon the exercise of the SAR.

(iii)       Other Terms.  The Committee shall determine, at the Date of Grant or thereafter, the time or times at which, and the circumstances under which, a SAR may be exercised, in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by, or forms in which any cash or Shares payable will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.  SARs may be either freestanding or in tandem with other Awards.

(d)          Restricted Stock.  The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)         Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the Date of Grant or thereafter.  Except to the extent restricted under any Award Agreement relating to the Restricted Stock, a Participant granted an Award of Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).  During the restricted period applicable to the Restricted Stock, subject to Section 10(b), the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii)        Forfeiture.  Except as otherwise determined by the Committee, upon a Participant’s Termination of Employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Corporation.

(iii)        Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine.  If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock (substantially in the form below), and may require that the Corporation retain physical possession of the certificates and that the Participant deliver a stock power to the Corporation, endorsed in blank, relating to the Restricted Stock.

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Lincoln National Corporation 2020 Incentive Compensation Plan and an Award Agreement.  Copies of such Plan and Agreement are on file at the offices of Lincoln National Corporation, 150 North Radnor-Chester Road, Radnor, PA 19087-5238.

(iv)        Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock (subject to Section 10(k)), the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan.  Stock distributed in connection with a Stock split or Stock dividend, and cash or other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e)          Restricted Stock Units.  The Committee is authorized to grant Restricted Stock Units to Participants on the following terms and conditions:

(i)          Grant and Restrictions.  Restricted Stock Units shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the Date of Grant or thereafter.  A Participant to whom Restricted Stock Units are awarded shall have no rights as a shareholder with respect to the Shares represented by the Restricted Stock Units, unless and until Shares are actually delivered to the Participant in settlement thereof.  The Award Agreement for Restricted Stock Units shall specify whether, to what extent, and on what terms and conditions, the applicable Participant shall be entitled to be credited and receive payments of cash, Stock or other property corresponding to the dividends payable on the Stock (subject to Section 10(k)), with such cash, Stock or other property to be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such cash, Stock or other property has been distributed.

(ii)        Forfeiture.  Except as otherwise determined by the Committee, upon a Participant’s Termination of Employment during the applicable restriction period, Restricted Stock Units that are at that time subject to restrictions shall be forfeited and cancelled by the Corporation.

(iii)        Bookkeeping of Awards.  Unless otherwise specified by the Committee, Restricted Stock Units shall be credited as of the Date of Grant to a bookkeeping reserve account maintained by the Corporation.

(f)         Deferred Stock Units.  The Committee is authorized to grant to Participants Deferred Stock Units, which are rights to receive Shares, cash measured based on the value of a Share, or a combination thereof, at the end of a specified deferral period.  Unless otherwise specified by the Committee, Deferred Stock Units shall be credited as of the Date of Grant to a bookkeeping reserve account maintained by the Corporation under the Lincoln National Corporation Deferred Compensation and Supplemental/Excess Retirement Plan, the Lincoln National Corporation Deferred Compensation Plan for Non-Employee Directors or their successor plans (each a “Deferred Compensation Plan”) in units which are equivalent in value to Shares.  Once credited to such account, Deferred Stock Units shall be governed by the terms of the applicable Deferred Compensation Plan.

(g)        Bonus Stock and Awards in Lieu of Other Obligations.  The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations to pay cash or deliver other property under the Plan, or under other plans or compensatory arrangements.  Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(h)         Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Corporation or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries.  The Committee shall determine the terms and conditions of such Awards.  Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine.  Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i)          Dividend Equivalents.  The Committee is authorized to grant dividend equivalents to Eligible Persons under which such Eligible Persons shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee, and subject to Section 10(k)) equivalent to the amount of cash dividends paid by the Corporation to holders of Shares with respect to a number of Shares determined by the Committee.  Subject to the terms of the Plan and any applicable Award Agreement, such dividend equivalents may have such terms and conditions as the Committee shall determine.  Notwithstanding the foregoing, (i) the Committee may not grant dividend equivalents to Eligible Persons in connection with grants of Options or SARs to such Eligible Persons, and (ii) no dividend equivalent payments shall be made to a Participant with respect to any Award before the date on which all conditions or restrictions relating to such Award (or portion thereof to which the dividend or dividend equivalent relates) have been satisfied, waived or lapsed.

7.           Certain Provisions Applicable to Awards.

(a)         Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Corporation, any Subsidiary, or any business entity to be acquired by the Corporation or a Subsidiary, or any other right of a Participant to receive payment from the Corporation or any Subsidiary.  Such additional, tandem, and substitute or exchange Awards may be granted at any time.  If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award.

(b)         No Repricing.  Except as contemplated by Section 10(c), in no event may any Option or SAR granted under this Plan be amended to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards, or in conjunction with the grant of any new Option or SAR with a lower exercise price, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancellation or action is approved by the Corporation’s shareholders.

(c)         Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or SAR exceed a period of ten (10) years from the Date of Grant (or such shorter term as may be required with respect to an ISO under Code section 422).

(d)        Form and Timing of Payment Under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Corporation upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and, except with respect to Options or SARs which shall not be subject to deferral, may be made in a single payment or transfer, in installments, or on a deferred basis.  The settlement of any Award may be accelerated (subject to Section 10(j)), and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change of Control).  Installment or deferred payments may be required by the Committee (subject to Section 10(j) and Section 11 of the Plan, including the consent provisions thereof) in the case of any deferral of an outstanding Award (other than Options or SARs which shall not be subject to deferral) not provided for in the original Award Agreement, and the Committee or its designee may convert such an Award (other than Options or SARs which shall not be subject to deferral) to Deferred Stock Units as provided under Section 6, or may be permitted at the election of the Participant on terms and conditions established by the Committee.  Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments, or the grant or crediting of dividend equivalents, or other amounts in respect of installment or deferred payments denominated in Stock.

(e)         Exemptions from Section 16(b) Liability.  It is the intent of the Corporation that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt under Rule 16b-3 (except for transactions acknowledged in writing by such Participant to be non-exempt).  Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b) of the Exchange Act, and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b) of the Exchange Act.

(f)          Cancellation and Rescission of Awards.  The Committee may cancel any unexpired, unpaid, or deferred Awards at any time, whether or not vested, or rescind Awards or recoup Shares delivered in respect of Awards that have vested or been paid, and delegate this power in its discretion to the Corporation in the applicable Award Agreements, if the Participant is not in compliance with all applicable provisions set forth in both the Award Agreement and the Plan, including, but not limited to, the Plan provisions set forth below:

(i)         While employed by the Corporation and thereafter during the period set forth in an Award Agreement (if any), a Participant shall not (A) directly or indirectly, hire, manage, solicit, or recruit any employees, agents, financial planners, salespeople, financial advisors, vendors, or service providers of the Corporation (including, but not limited to, doing a “lift-out” of same) whom Participant had hired, managed, supervised, or otherwise became familiar with as a result of such Participant’s service or employment with the Corporation or (B) render services for any organization or engage, directly or indirectly, in any business which, in the judgment of the Corporation’s Chief Executive Officer or other senior officer designated by the Committee, is or becomes competitive with the Corporation.  For Participants whose employment has terminated, the judgment of the Chief Executive Officer or other senior officer designated by the Committee shall be based on the Participant’s position and responsibilities while employed by the Corporation, the Participant’s post-employment responsibilities and position with the other organization or business, the extent of past, current, and potential competition or conflict between the Corporation and the other organization or business, the effect on the Corporation’s shareholders, customers, suppliers, and competitors of the Participant assuming the post-employment position, and such other considerations as are deemed relevant given the applicable facts and circumstances.  A Participant who has terminated employment shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business, so long as they are listed on a recognized securities exchange or traded over-the-counter, and such investment does not represent a greater than five percent (5%) equity interest in the organization or business.

(ii)        A Participant shall not, without prior written authorization from the Corporation, disclose to anyone outside the Corporation, or use in other than the Corporation’s business, any confidential information or material relating to the business of the Corporation that is acquired by the Participant during employment with or the provision of services to the Corporation, except as Participant may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

(iii)       A Participant shall disclose promptly, and assign to the Corporation all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation, relating in any manner to the actual or anticipated business, research or development work of the Corporation and shall do anything reasonably necessary to enable the Corporation to secure a patent where appropriate in the United States and in foreign countries.

(iv)        If requested by the Corporation, before or in connection with the exercise, settlement, payment or delivery of an Award, the Participant shall certify on a form acceptable to the Corporation that he or she is in compliance with the terms and conditions of the Plan and, if applicable, the Award Agreement.  Failure to comply with the provisions of this Section 7(f) before, and, for certain Participants as specified in their applicable Award Agreements, during the six (6) months after, any exercise, payment or delivery of an Award shall cause such exercise, payment or delivery to be rescinded immediately, unless the Committee or its designee in its discretion, in any individual case provides for waiver in whole or in part of compliance with the provisions of this Section 7(f).  The Corporation shall notify the Participant of any such rescission as soon as reasonably practicable after such exercise, payment or delivery.  Within ten (10) days after receiving such a notice from the Corporation, the Participant shall pay to the Corporation the amount of any gain realized on an Award granted pursuant to Section 6(b), or payment received from an Award granted pursuant to Section 6(c), (d), (e), (f), (h), 8(b) or (c) respectively, as a result of the rescinded exercise, payment or delivery, pursuant to an Award.  Such payment shall be made either in cash or by returning to the Corporation the number of Shares that the Participant received in connection with the rescinded exercise, payment or delivery, as the Corporation in its sole discretion may determine.  In the case of any Participant whose employment is terminated by the Corporation and its Subsidiaries without “cause” (as defined in the applicable Award Agreement), however, a failure of the Participant to comply with the provisions of Section 7(f)(i) after such Termination of Employment shall not in and of itself cause rescission, or require repayment with respect to any Award exercised, paid or delivered before such termination, and, following a Change of Control, Section 7(f)(i) shall be inapplicable with respect to Awards granted before such Change of Control.

(v)         Recoupment.  In addition to the cancellation, rescission and recoupment provisions set forth above, Awards granted under the Plan shall be subject to the terms of any recoupment (clawback) policy adopted by the Corporation as in effect from time to time, as well as any recoupment/forfeiture provisions required by law and applicable to the Corporation or its Subsidiaries, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act; provided, however, to the extent permitted by applicable law, the Corporation’s recoupment (clawback) policy shall have no application to Awards following a Change of Control of the Corporation.

8.           Performance and Annual Incentive Awards.

(a)          Performance Conditions.  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee.  The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions.

(b)          Performance Award Requirements.  The maximum Performance Award to be granted to an Eligible Person shall be subject to the limitation set forth in Section 4(d).

(i)         Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance and associated maximum Award payments with respect to each of such criteria, as specified by the Committee consistent with this Section 8(b).  The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any performance goal, or that more than one performance goal must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards.  Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)        Business Criteria.  In establishing performance goals for Performance Awards, business criteria for the Corporation, as defined by the Committee, on a consolidated basis, and/or for specified Subsidiaries, Affiliates or business units or segments of the Corporation (except with respect to the total shareholder return and earnings per share criteria), may be used by the Committee and such business criteria may be based on, without limitation, the following criteria:  (1) earnings (total or per share); (2) revenues or growth in revenues; (3) cash flow, change in cash flow or cash flow return on investment; (4) assets, return on assets, growth in assets, return on investment, capital or return on capital, return on equity, or shareholder equity (total or per share); (5) economic value added or insurance-imbedded value added; (6) operating margin; (7) net income or growth in net income (total or per share), pretax earnings or growth in pretax earnings (total or per share), pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives, and extraordinary or special items; (8) operating earnings or income from operations; (9) statutory income; (10) total shareholder return; (11) profit margins; (12) premiums and fees, or growth in premiums and fees, including service fees; (13) book value; (14) membership and growth in membership; (15) market share or change in market share; (16) stock price or change in stock price; (17) market capitalization, change in market capitalization, or return on market value; (18) economic value added or market value added; (19) expense ratios, expense savings, budgets, product cost reduction through advanced technology, or other expense management measures; (20) productivity ratios or other measures of operating efficiency or effectiveness; (21) risk-based capital ratio; (22) ratio of claims or loss costs to revenues; (23) satisfaction measures:  customer, provider, or employee; (24) implementation or completion of critical projects or processes; (25) product development, product release schedules, new product innovation, brand recognition/acceptance; (26) environmental, social or governance (ESG) factors (including without limitation, goals relating to diversity, inclusion, employee engagement and sustainability); or (27) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies.

(iii)      Performance Period.  Achievement of performance goals with respect to such Performance Awards shall be measured over a performance period, which may overlap with another performance period or periods, of up to ten (10) years, as specified by the Committee.

(iv)       Settlement of Performance Awards; Other Terms.  Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, including deferred payments in any such forms, in the discretion of the Committee.  The Committee may, in its discretion, adjust the amount of a settlement otherwise to be made in connection with such Performance Awards.  The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of Termination of Employment by the Participant before the end of a performance period or settlement of Performance Awards.  Except as may be otherwise determined by the Committee, Performance Awards shall be settled and paid after the end of the relevant performance period and on or before the fifteenth (15th) day of the third (3rd) month following the end of the performance period.

(c)          Annual Incentive Award Requirements.  The maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 4(d).

(i)         Potential Annual Incentive Awards.  The Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for each fiscal year of the Corporation.  The amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) in the given performance year, as specified by the Committee or such other criteria as shall be established by the Committee.

(ii)        Determination of Annual Incentive Awards.  After the end of each fiscal year of the Corporation, the Committee shall determine the amount, if any, of potential Annual Incentive Awards otherwise payable to each Participant.  The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be increased or reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever.  The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of Termination of Employment by the Participant before the end of a fiscal year or settlement of such Annual Incentive Award.  Except as may be otherwise determined by the Committee, Annual Incentive Awards shall be settled and paid after the end of the relevant fiscal year and on or before the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year of the Corporation.

9.           Change of Control.  In the event of a “Change of Control,” the following shall provisions shall apply unless otherwise provided in the applicable Award Agreement:

(a)          Options and SARs.  Any Option or SAR carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Participant’s involuntary Termination of Employment, other than for “cause” (as defined in the applicable Award Agreement); provided that such Termination of Employment occurs within two (2) years after such Change of Control and all vested Options and SARs shall remain exercisable for the balance of the stated term of such Option or SAR, subject only to applicable restrictions set forth in Section 10(a);

(b)         Restricted Stock, Restricted Stock Units and Deferred Stock Units.  The restrictions, deferral of settlement, and forfeiture conditions applicable to any Restricted Stock, Restricted Stock Units or Deferred Stock Units granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Participant’s involuntary Termination of Employment, other than for “cause” (as defined in the applicable Award Agreement); provided that such Termination of Employment occurs within two (2) years after such Change of Control; provided, further, that, notwithstanding the foregoing, the settlement of any Award that constitutes nonqualified deferred compensation under Code section 409A shall be made on the earliest permissible payment event under Code section 409A and the regulations thereunder (but shall not be subject to vesting or forfeiture provisions following such Termination of Employment); and

(c)          Other Awards.  The rights and obligations respecting, and the payment of, all other Awards under the Plan shall be governed solely by the provisions of the Severance Benefit Plan; provided that such Severance Benefit Plan shall not provide for vesting solely as a result of a Change of Control.

10.         General Provisions.

(a)         Compliance with Legal and Other Requirements.  The Corporation may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Corporation are listed or quoted, or compliance with any other obligation of the Corporation, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, regulations, listing requirements or other obligations.  The foregoing notwithstanding, in connection with a Change of Control, the Corporation shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the ninetieth (90th) day preceding the Change of Control.

(b)          Limits on Transferability; Beneficiaries.  No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Corporation or a Subsidiary), or assigned or transferred by such Participant for value or consideration.  Awards may be transferred by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.  Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more Beneficiaries or other transferees other than for value or consideration during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon).  A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)          Adjustments.

(i)          In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation for consideration, or similar event affecting the Corporation or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan; (B) the various maximum limitations set forth in Sections 4(a) and 4(d) upon certain types of Awards and upon the grants to individuals of certain types of Awards; (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Awards.

(ii)         In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Corporation, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Corporation’s shareholders, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan; (B) the various maximum limitations set forth in Sections 4(a) and 4(d) upon certain types of Awards and upon the grants to individuals of certain types of Awards; (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Awards.

(iii)       In the case of Corporate Transactions, such adjustments may include, without limitation, (A) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (B) the substitution of other property (including, without limitation, cash or other securities of the Corporation and securities of entities other than the Corporation) for the Shares subject to outstanding Awards; and (C) in connection with a Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Corporation and securities of entities other than the Corporation), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Corporation securities).

(iv)        The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals, and Annual Incentive Awards and performance goals relating thereto) in recognition of unusual, infrequent or nonrecurring events (including, without limitation, events described in clauses (i) and (ii) above, as well as acquisitions and dispositions of businesses and assets) affecting the Corporation, any Subsidiary or any business unit, or the financial statements of the Corporation or any Subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Corporation, any Subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be made if and to the extent that such adjustment would cause Options or SARs to be treated under Code section 409A as the grant of a new Option or SAR.

(v)         Any adjustments made pursuant to this Section 10(c) to Awards that are considered “deferred compensation” within the meaning of Code section 409A shall be made in compliance with the requirements of Code section 409A.  Any adjustments made pursuant to this Section 10(c) to Awards that are not considered “deferred compensation” subject to Code section 409A shall be made in such a manner as to ensure that after such adjustments, either (A) the Awards continue not to be subject to Code section 409A or (B) there does not result in the imposition of any penalty taxes under Code section 409A in respect of such Awards.

(vi)         Any adjustment under this Section 10(c) need not be the same for all Participants.

(d)          Taxes.  No later than the date as of which an amount first becomes includible in the gross income of a Participant or taxes are otherwise due for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct from any payment otherwise due to such Participant, including by withholding from any Award, any payment or distribution of Stock relating to an Award under the Plan, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Corporation and the Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Stock that is part of the Award that gives rise to the withholding requirement having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.  The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Stock; provided, however, unless otherwise subsequently determined by the Committee, with respect to a Participant subject to Section 16 of the Exchange Act, the withholding of Stock by the Corporation or any of its Affiliates to satisfy tax, exercise price or other withholding obligations in respect of an Award shall be mandatory.

(e)          Limitation on Rights Conferred Under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Corporation or a Subsidiary, (ii) interfering in any way with the right of the Corporation or a Subsidiary to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Eligible Persons, or (iv) conferring on a Participant any of the rights of a shareholder of the Corporation unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

(f)         Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Corporation; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Corporation’s obligations under the Plan.  Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.  The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(g)        Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other compensation and incentive arrangements for employees, agents and brokers of the Corporation and its Subsidiaries as it may deem desirable.

(h)         Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(i)          Governing Law.  The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Indiana, without giving effect to principles of conflicts of laws, and applicable federal law.

(j)          Code Section 409A.  The Plan is intended to comply with the requirements of Code section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Code section 409A, it is intended that the Plan be interpreted and administered in all respects in accordance with Code section 409A.  Each payment under any Award that constitutes nonqualified deferred compensation subject to Code section 409A shall be treated as a separate payment for purposes of Code section 409A.  In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes nonqualified deferred compensation subject to Code section 409A.  Notwithstanding any other provision of the Plan or any Award Agreement or any other plan, agreement or arrangement of or with the Corporation and applicable to a Participant to the contrary, if a Participant is a “specified employee” within the meaning of Code section 409A (as determined in accordance with the methodology established by the Corporation), amounts that constitute “nonqualified deferred compensation” within the meaning of Code section 409A that would otherwise be payable during the six (6)-month period immediately following a Participant’s Separation from Service by reason of such Separation from Service shall instead be paid or provided on the first business day of the seventh (7th) month following the month in which the Participant’s Separation from Service occurs.  If the Participant dies following the Separation from Service and before the payment of any amounts delayed on account of Code section 409A, such amounts shall be paid to the personal representative of the Participant’s estate within thirty (30) days following the date of the Participant’s death (with the first date following the date of the Participant’s death being the first day of such thirty (30)-day period).  Interest shall not accrue on such amounts during the period of delay.  Notwithstanding anything contained in the Plan, an Award Agreement or any other plan, agreement or arrangement of or with the Corporation and applicable to a Participant to the contrary, to the extent required for compliance with Code section 409A, a Change of Control (or similar term) shall not be deemed to occur unless such event constitutes a “change in control event” described in Treasury Regulations Section 1.409A-3(i)(5); provided, however, that whether or not a Change of Control is a change in control event under Code section 409A shall not impair a Participant’s rights with respect to the vesting of any such Award.

(k)          Limitation on Dividend Reinvestment and Dividend Equivalents.  Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 4 for such reinvestment or payment (taking into account then-outstanding Awards).  If sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 10(k).  Any dividends or dividend equivalents credited with respect to any Award, and any Restricted Stock or Restricted Stock Units received as a result of the reinvestment of dividends and dividend equivalents in respect of any Awards shall be subject to the same restrictions, risk of forfeiture or time and/or performance-based vesting conditions applicable to such Award and shall, if vested, be paid at the same time as such Award.

11.          Term, Amendment and Termination.

(a)          Effectiveness.  The Plan was approved by the Board on February 19, 2020, with respect to the issuance of Awards to be settled in Shares subject to and contingent upon approval by the Corporation’s shareholders.

(b)          Termination.  The Plan will terminate on the tenth (10th) anniversary of the date the Corporation’s shareholders approve the Plan (or, in the case of ISOs, February 19, 2030).  Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

(c)         Amendment of Plan.  The Board or the Committee may amend, alter, suspend, discontinue or terminate the Plan, but no amendment, alteration or discontinuation shall be made that would materially and adversely affect the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including, without limitation, Code section 409A, Applicable Exchange listing standards or accounting rules.  In addition, no amendment shall be made to the Plan without the approval of the Corporation’s shareholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

(d)         Amendment of Awards.  Subject to Section 7(b), the Committee may amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan, but no such action shall without the Participant’s consent materially and adversely affect the rights of any Participant with respect to an outstanding Award, except an amendment made to cause the Plan or Award to comply with applicable law, including, without limitation, Code section 409A, Applicable Exchange listing standards or accounting rules.